Exhibit 99.1	[FIRSTMERIT LOGO]

For Information Contact:

Media:	Analysts:
Jacque Sir Louis	Mark DuHamel
(330) 849-8877	(330) 384-7535

FIRSTMERIT REPORTS FIRST QUARTER 2004 NET INCOME
OF $12.7 MILLION,
OR $0.15 PER DILUTED SHARE

AKRON, Ohio – April 15, 2004 – FirstMerit Corporation (Nasdaq: FMER) today announced first quarter 2004 net income of $12.7 million, or $0.15 per diluted share. This compares to $38.3 million, or $0.45 per diluted share, for the first quarter of 2003. The Company previously announced its decision to strengthen reserves by recording a $22.8 million provision for loan losses above net charge-offs for the first quarter of 2004. This action resulted in a provision for loan losses of $41.0 million compared to $23.5 million for the prior-year period. Annualized returns on average equity (ROE) and average assets (ROA) were 5.10% and 0.49%, respectively, compared with 15.98% and 1.46% for the first quarter of 2003.

Commenting on the quarter, John R. Cochran, Chairman and Chief Executive Officer stated, “Our initiatives to return to high performance are firmly in place. Our top priorities are improving credit and generating more revenues. By refining our loan loss estimates and strengthening our reserves this quarter, we are committing to dealing with problem loans and disposing of them more quickly. And we have devoted significant resources in the last several quarters to growing our revenue base.

“The positive trends we are seeing in our retail loan portfolio reflect the solid progress we have made in improving our underwriting methodologies and collection experience. Retail delinquencies, especially in our indirect portfolio, have been declining consistently. We are also seeing lower retail charge-offs compared to last year’s first quarter.

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We believe these trends position this portfolio to return to higher performance levels. While this level of improvement is not yet evident in our commercial portfolio, we remain convinced that the actions taken will result in improved performance.”

Mr. Cochran continued, “Improvement in the economy is critical to growing revenues, especially as it affects our commercial business. We have added additional seasoned lenders and expanded our presence in new markets, such as Toledo and Columbus, which we consider to have great promise as an extension of our core franchise.”

Total revenue, which consists of fully tax-equivalent (FTE) net interest income plus non-interest income excluding securities gains, totaled $135.5 million for the first quarter of 2004, compared to $151.4 million reported in the prior-year period. The decline in revenue this quarter primarily reflects the fourth quarter 2003 sale of the manufactured housing loan portfolio, as well as reduced mortgage banking activity. FTE net interest income declined 12.4% to $89.7 million from $102.4 million, reflecting the impact of a 47 basis point decline in the net interest margin to 3.74% and a 2.2% decline in average earning assets to $9.7 billion. The sale of the higher-yield portfolio of manufactured housing loans changed the Company’s earning asset mix, which as anticipated, also affected the net interest margin.

Non-interest income for the first quarter of 2004 totaled $45.9 million, compared to $51.9 million for the first quarter of 2003. Excluding securities gains and income from the Company’s discontinued manufactured housing business, non-interest income was $45.7 million in the first quarter of 2004 and $48.4 million in the same period last year, a decline of 5.6%. The decline resulted primarily from reduced loan sales and servicing income from a lower level of mortgage banking activity, partially offset by gains in trust revenue, investment services, service charges on deposit accounts and other operating income.

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The Company reported $77.1 million of non-interest expenses for the first quarter of 2004, compared to $73.9 million for the first quarter of 2003, an increase of 4.3%, primarily reflecting a 7.3% increase in salary and benefits expenses for increased personnel associated with recently implemented retail initiatives. Excluding salary expenses, non-interest expenses rose 1.3%. The efficiency ratio rose to 56.7% from 48.7% in the prior-year quarter mainly as a result of the lower level of revenue reported in the first quarter of 2004.

As of March 31, 2004, nonperforming assets were $88.5 million, or 1.36% of period-end loans plus OREO, compared to $81.2 million, or 1.24%, for the linked quarter and $87.6 million, or 1.23%, twelve months ago. The higher level of nonperforming assets reflects a weakening of previously identified criticized loans, rather than newly-identified problem credits. Net charge-offs for the first quarter were $18.3 million, compared to $26.2 million for the linked quarter and $27.3 million for the prior-year period. Excluding net charge-offs of manufactured housing loans, net charge-offs were $18.4 million, $22.5 million and $22.0 million for the three respective quarters. All categories of retail charge-offs showed improvement compared to last year’s first quarter; these trends are expected to continue. Annualized net charge-offs for the first quarter of 2004 were 1.13% of average loans compared to 1.48% for the linked quarter and 1.54% for the first quarter of 2003.

Assets at March 31, 2004 totaled $10.5 billion, a 1.0% decrease from March 31, 2003. The decline primarily reflects the sale of the Company’s manufactured housing loan portfolio in the fourth quarter of 2003 as well as a 2.5% decline in commercial loans. Consumer and mortgage loans, areas that the Company has focused on most recently, grew 5.8% and 15.0%, respectively.

Deposits totaled $7.4 billion at March 31, 2004, a decline of 4.3% over the last twelve months. Time deposits declined 18.1%, while lower-cost core deposits increased 6.6%. Core deposits now account for 62.3% of deposits, compared to 55.9% at March 31, 2003.

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Shareholders’ equity was $1.0 billion at March 31, 2004. The Company’s capital position remains strong; tangible equity was 8.32% of assets at quarter-end. The common dividend per share paid was $0.26, a $0.01 increase from the prior-year period. Period-end common shares outstanding totaled 84.8 million.

First Quarter 2004 Highlights

FirstMerit Expands its Footprint in Northwestern Ohio: FirstMerit has entered the Toledo, Ohio market with a focus on owner-managed businesses. Donald H. Kincade, regional CEO and president, and a long-time resident of the area, is leading this new growth initiative. The Company is offering retail banking, commercial banking, and wealth related services, which include lending, deposit accounts, treasury management, international capital markets, trust, estate and financial planning, and investments. A full-service office is scheduled for completion during the second quarter.

Executive Appointed Head of FirstMerit Wealth Management: Terri L. Cable joined FirstMerit to head its Wealth Management Group, including Trust, Private Client Services, estate and financial planning, brokerage and Abell & Associates (the Company’s executive compensation and insurance subsidiary). FirstMerit Wealth Management is the third largest bank-owned asset manager in Northeast Ohio, with $2.7 billion in assets managed by a locally-aligned team of financial planning, investment, and trust professionals.

Conference Call: FirstMerit Corporation will host a conference call today, April 15, 2004, at 10:00 a.m. Eastern Standard Time. John Cochran, Chairman and CEO, Terry Bichsel, EVP and CFO, David Lucht, EVP and Chief Credit Officer, and Mark DuHamel, SVP and Treasurer, will provide an overview of first quarter results and business highlights.

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To participate in the conference call, please dial (800) 865-2821 five minutes before the start time. No passcode is necessary. A replay will be available beginning 12:30 p.m., April 15, 2004, through 12:00 a.m., April 22, 2004, by dialing (800) 642-1687, reservation number 6379617. The first quarter 2004 earnings release will be available at approximately 7:30 a.m. on the Internet at www.firstmerit.com under the Investor Relations portion of the Web site. Any material non-public information discussed on the conference call will be posted on the Web site immediately after the conference call.

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FirstMerit Corporation is a diversified financial services company headquartered in Akron, Ohio, with assets of $10.5 billion as of March 31, 2004, and 158 banking offices in 24 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its core operations. Principal wholly owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., FirstMerit Credit Life Insurance Company, and FirstMerit Community Development Corporation.

Forward-Looking Statements

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

FIRSTMERIT CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands)
(Unaudited)	Quarters
	2004	2003	2003	2003	2003
EARNINGS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Net interest income FTE (a)	$89,691	95,118	99,022	99,691	102,366
Provision for loan losses	40,984	32,733	22,540	23,442	23,496
Other income	45,867	46,752	57,661	53,881	51,852
Other expenses	77,051	101,167	76,196	75,714	73,875
FTE adjustment (a)	689	619	592	709	664
After-tax income before cumulative effect of change in accounting principle	12,706	7,170	39,278	36,927	38,282
Cumulative effect of change in accounting principle, net of tax	0	(688)	0	0	0
Net income	12,706	6,482	39,278	36,927	38,282
Income per diluted share before cumulative effect of change in accounting principle	0.15	0.08	0.46	0.44	0.45
Per share effect of cumulative effect of change in accounting principle	0.00	(0.01)	0.00	0.00	0.00
Diluted EPS	$0.15	0.07	0.46	0.44	0.45

PERFORMANCE RATIOS

Return on average assets (ROA)	0.49%	0.24%	1.46%	1.40%	1.46%
Return on average common equity (ROE)	5.10%	2.63%	15.99%	15.09%	15.98%
Net interest margin FTE (a)	3.74%	3.86%	3.97%	4.06%	4.21%
Efficiency ratio	56.70%	70.46%	48.80%	50.17%	48.66%
Number of full-time equivalent employees	3,235	3,021	3,187	3,209	3,187

MARKET DATA

Book value/common share	$11.82	11.65	11.64	11.71	11.54
Period-end common share mkt value	26.05	27.11	24.74	22.80	18.44
Market as a % of book	220%	233%	213%	195%	160%
Cash dividends/common share	$0.26	0.26	0.26	0.25	0.25
Common stock dividend payout ratio	173.33%	371.43%	56.52%	56.82%	55.56%
Average basic common shares	84,771	84,642	84,505	84,470	84,513
Average diluted common shares	85,186	85,086	84,982	84,880	84,891
Period end common shares	84,781	84,724	84,565	84,489	84,485
Common shares repurchased	0	0	0	29	80
Common stock market capitalization	$2,208,545	2,296,868	2,092,138	1,926,349	1,557,903

ASSET QUALITY

Gross charge-offs	$23,666	31,896	26,870	28,979	32,132
Net charge-offs	18,276	26,225	21,260	23,251	27,285
Allowance for loan losses	120,261	97,553	120,472	119,192	119,001
Nonperforming assets (NPAs)	88,472	81,166	95,602	88,349	87,598
Net charge-off/average loans ratio	1.13%	1.48%	1.17%	1.30%	1.54%
Allowance for loan losses/period-end loans	1.85%	1.49%	1.66%	1.66%	1.67%
NPAs/loans and other real estate	1.36%	1.24%	1.32%	1.23%	1.23%
Allowance for loan losses/nonperforming loans	148.09%	132.47%	134.34%	144.38%	146.74%

CAPITAL & LIQUIDITY

Period-end tangible equity to assets	8.32%	8.16%	8.01%	8.03%	7.97%
Average equity to assets	9.58%	9.28%	9.15%	9.29%	9.17%
Average equity to loans	15.34%	13.91%	13.53%	13.73%	13.56%
Average loans to deposits	87.68%	92.55%	93.75%	92.83%	93.04%

AVERAGE BALANCES

Assets	$10,456,439	10,531,679	10,646,746	10,577,897	10,603,837
Deposits	7,442,121	7,594,040	7,680,840	7,710,474	7,705,585
Loans	6,525,147	7,027,978	7,200,899	7,157,408	7,169,277
Earning assets	9,651,878	9,771,796	9,903,130	9,837,768	9,864,534
Shareholders’ equity	1,001,257	977,429	974,342	982,850	972,413

ENDING BALANCES

Assets	$10,450,306	10,473,635	10,648,301	10,665,444	10,558,797
Deposits	7,381,722	7,502,784	7,578,506	7,791,637	7,713,924
Loans	6,507,836	6,551,599	7,241,540	7,182,214	7,125,322
Goodwill	139,245	139,245	139,245	139,245	139,245
Intangible assets	5,314	5,536	5,759	5,980	6,203
Earning assets	9,626,959	9,676,415	9,869,693	9,816,593	9,798,781
Total shareholders’ equity	1,002,272	987,175	986,163	990,050	975,720

NOTES:

(a) - Net interest income on a fully-tax equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis is not an accounting principle generally accepted in the United States of America.